Exhibit 99.2

AMBOW EDUCATION HOLDING LTD.

CHARTER OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Purpose

The purpose of the Compensation Committee of Ambow Education Holding Ltd. (the “Company”) shall be to discharge the Board of Directors’ responsibilities relating to compensation of the Company’s directors and executive officers. The Compensation Committee has overall responsibility for evaluating and approving the Company’s compensation plans, policies and programs. The Compensation Committee shall undertake the specific responsibilities and duties set forth in this Charter and such other duties as the Board of Directors may from time to time prescribe.

Membership

The Compensation Committee shall be comprised of two or more members of the Board of Directors, each of whom shall be an “Independent Director” as such term is defined by applicable listing rules. Additionally, no director may serve on the Compensation Committee unless the director (i) is a “Non- employee Director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (ii) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. The Board of Directors shall appoint the members and designate one of the Compensation Committee members to be the chairman of the Compensation Committee. The members of the Compensation Committee shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. The members of the Compensation Committee may be removed, with or without cause, by a majority vote of the Board of Directors.

Meetings

The Compensation Committee shall meet at least annually, and more often as it deems appropriate to fulfill the responsibilities set forth in this Charter. The Compensation Committee may establish its own schedule, which it shall provide to the Board of Directors in advance.

Responsibilities

Outlined below are certain continuing responsibilities that the Compensation Committee is expected to fulfill in effecting its purpose as stated in this Charter. This list of responsibilities is presented for illustrative purposes and is not intended to be exhaustive. The Compensation Committee may conduct additional activities as appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Compensation Committee shall also fulfill other responsibilities delegated to it from time to time by the Board of Directors.

1. Review and approve the corporate goals and objectives relevant to the Chief Executive Officer’s and other executive officers’ compensation.

2. Evaluate the performance of the Chief Executive Officer and other executive officers of the Company and, based on such evaluation, review recommend to the full Board of Directors, the annual salary, bonus, stock options and other benefits, direct and indirect, of the Chief Executive Officer and other executive officers. The Chief Executive Officer may not be present during voting or deliberations on her compensation.

3. Review and recommend to the full Board of Directors compensation of directors, as well as director’s and officer’s indemnification and insurance matters.

4. Review and make recommendations to the Board of Directors with respect to the Company’s incentive-compensation plans and equity-based plans, and oversee the activities of the individuals responsible for administering those plans.

5. Cause to be prepared, and then review and approve, the annual report on executive compensation for inclusion in the Company’s proxy statement, pursuant to and in accordance with applicable rules and regulations of the Securities and Exchange Commission.

6. Retain or obtain the advice of a compensation consultant, if needed.

7. Report regularly to the Board of Directors including with respect to:

(a)	such other matters as are relevant to the Compensation Committee’s discharge of its responsibilities; and

(b)	such recommendations as the Compensation Committee may deem appropriate.

8. Maintain minutes or other records of meetings and activities of the Compensation Committee.

9. Review and reassess annually the Charter.